EXHIBIT 99.3

                            CERTIFICATE OF SECRETARY

                                JNL SERIES TRUST

                           JNL INVESTORS SERIES TRUST

                              JNL VARIABLE FUND LLC

                            JNLNY VARIABLE FUND I LLC

     The undersigned, being the duly elected, qualified and acting Secretary of JNL Series Trust, a Massachusetts business trust; JNL Investors Series Trust, a Massachusetts business trust; and JNL Variable Fund LLC, a Delaware Limited Liability Company; and JNLNY Variable Fund I LLC, a Delaware Limited Liability Company, hereby certifies that the attached is a full, true and correct copy of resolutions duly adopted by the Consolidated Board of Trustees/Managers of JNL Series Trust, JNL Investors Series Trust, JNL Variable Fund LLC, and JNLNY Variable Fund I LLC, on the 14th day of June 2006; that such resolutions have not been altered or repealed and remain in full force and effect as of the date hereof.

                         APPROVAL OF JOINT FIDELITY BOND
       JNL SERIES TRUST, JNL/NY VARIABLE FUNDS, JNL INVESTORS SERIES TRUST

     RESOLVED, that pursuant to the requirements of Section 17(g) of the Investment Company Act of 1940, as amended (the "1940 Act") and Rule 17g-1 promulgated thereunder by the Securities and Exchange Commission, and after having given due consideration to (i) the aggregate value of the funds and securities held by the series of the JNL Series Trust, JNL Investors Series Trust, JNL Variable Fund LLC, and JNLNY Variable Fund I LLC, (collectively, the "Funds") to which each officer or employee of the Funds or Jackson National Asset Management, LLC ("JNAM") may, singly or jointly with others, have access, either directly or through authority to draw upon such funds or direct generally the disposition of such securities, (ii) the nature and terms of the arrangements made for the custody and safekeeping of the funds and securities of the Funds, and (iii) the nature of the securities in the investment portfolios of the series of the Funds, (iv) the nature and method of conducting the operations of the Funds, and (v) the accounting procedures and contracts of the Funds, the Boards of the Funds hereby determine that a joint fidelity bond in the aggregate amount of Six Million Five Hundred Thousand Dollars ($6,500,000) is reasonable and adequate coverage to protect the Funds against larceny or embezzlement by any one or more of such officers and/or employees; and

     FURTHER RESOLVED, that the Board approves the amount, type, form and coverage of the joint insured bond (hereinafter in this and the two succeeding resolutions called the "Bond"), naming as insured parties the Funds, JNAM and Jackson Fund Services, a division of JNAM in the aggregate amount of Six Million Five Hundred Thousand Dollars ($6,500,000), it being understood that the disposition of the recovery received under the Bond in the event of losses to both a Fund and one or more of such other insured parties shall be governed by an agreement among a Fund and one or more of such other insured parties complying with Paragraph (f) of Rule 17g-1 under the 1940 Act under which the Funds will have a primary claim of not less than Six Million Five Hundred Thousand Dollars ($6,500,000) of the aforesaid aggregate amount of the Bond; and

     FURTHER RESOLVED, that the proper officers of the Funds be, and they hereby are, authorized and directed to execute and deliver an agreement relating to the Bond covering the Funds and the other insured parties providing for the disposition of recoveries received under the Bond and the manner of allocation of premium for the Bond in compliance with Paragraph (f) of Rule 17g-1 under the 1940 Act, in such form as such officers shall, with the advice of counsel, deem appropriate, any such determination to be conclusively evidenced by such execution and delivery.


Date:    October 26, 2006          /s/ Susan S. Rhee
                                   --------------------------------------------
                                   Susan S. Rhee, Secretary

Subscribed before me this 26th day of October, 2006.              (NOTARY SEAL)

/s/ Rhonda K. Phillips
RHONDA K. PHILLIPS, Notary Public,
Ingham County, MI
My Commission Expires:  November 10, 2011